Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $.0001 par value per share, of Long Island Iced Tea Corp., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: December 15, 2017

Cullen Inc Holdings Ltd.

By:	/s/ Eric J. Watson
	Name:	Eric J. Watson
	Title:	Director

/s/ Eric J. Watson
ERIC J. WATSON Individually and as attorney-in-fact for William Gibson, Andrew Stranberg, and Justin Davis-Rice